THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
CSC - Q3 2014 CSC Earnings Conference Call

EVENT DATE/TIME: JANUARY 30, 2014 / 10:00PM GMT

OVERVIEW:
CSC reported 3Q14 revenue of $3.2b, income from continuing operations of $151m and EPS from continuing operations of $0.98. Expects FY14 EPS to be $3.80-3.90.

JANUARY 30, 2014 / 10:00PM GMT, CSC - Q3 2014 CSC Earnings Conference Call

CORPORATE PARTICIPANTS
Steve Virostek Computer Sciences Corp - Acting Head of IR
Mike Lawrie Computer Sciences Corp - CEO
Paul Saleh Computer Sciences Corp - CFO

CONFERENCE CALL PARTICIPANTS
Jason Kupferberg Jefferies & Company - Analyst
Ashwin Shirvaikar Citigroup - Analyst
Darrin Peller Barclays Capital - Analyst
Bryan Keane Deutsche Bank - Analyst
James Friedman Susquehanna Financial Group - Analyst
Joseph Foresi Janney Montgomery Scott - Analyst
Avishai Kantor Cowen and Company - Analyst

PRESENTATION

Operator

Good day, everyone and welcome to the CSC Third-Quarter 2014 Earnings Conference Call. Today's call is being recorded. For opening remarks and introductions I would like to turn the call over to Mr. Steve Virostek. Please go ahead, sir.

Steve Virostek - Computer Sciences Corp - Acting Head of IR

Thank you, operator, and good afternoon to everyone. I'm pleased you have joined us for CSC's Third-Quarter 2014 Earnings call and webcast. Our speakers on today's call will be Mr. Mike Lawrie, our Chief Executive Officer, and Paul Saleh, our Chief Financial Officer.
As usual, the call is being webcast at csc.com/investorrelations, and we have posted some slides to our website which will accompany our discussion today.
On slide 2 you'll see that certain comments we make on the call will be forward-looking. These statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those expressed on the call. A discussion of risks and uncertainties is included in our Form 10-K, Form 10-Q, and other SEC filings.
Slide 3 informs our participants that CSC's presentation includes certain non-GAAP financial measures, which we believe will provide useful information to our investors. In accordance with SEC rules, we have provided a reconciliation of these metrics to their respective and most directly-comparable GAAP metrics.
And these reconciliations can be found in the table of today's earnings release as well as in our supplemental slides. Both documents are available on the Investor Relations section of our website.
I'd like to remind our listeners that CSC assumes no obligation to update the information presented on the call except of course as required by law. And now I'd like to introduce Mike Lawrie.

Mike Lawrie - Computer Sciences Corp - CEO

Okay. Thank you. Welcome, everyone.
Thank you for your continued interest in CSC. As is my practice, I've got four or five key messages I'd like to leave with you. And then I'll just develop those in a little more detail and then turn the call over to Paul.
And then, we'll open it up to any questions that you might have.
The first key message here is continued progress on profitability, margin expansion, and cash flow. Again, primarily driven by our cost take-out efforts.

JANUARY 30, 2014 / 10:00PM GMT, CSC - Q3 2014 CSC Earnings Conference Call

The second key message is we're continuing to see early signs of a pickup in our commercial business, particularly in our global business services and our next-generation offerings. And we're also seeing improved commercial bookings and book-to-bill ratios.
The third key message is that we are assembling assets forming strategic partnerships, so that we position ourselves to become a leader in next-generation IT services and really take advantage of this shift that is taking place in the IT market.
The fourth key message is our NPS business performed pretty much in line with our expectations, given the shutdown and the ongoing budget uncertainties. The strong operating margins reflect the additional cost take-out discipline. And the bookings continue to be impacted by delays in some of the procurement decisions.
Finally, we are increasing our EPS target for FY14 from a range of $3.50 to $3.70 to a range of $3.80 to $3.90.
So let me just develop each of those key points in just a little more detail. From a profitability or margin expansion standpoint, our operating margins of 9.8% increased by 240 basis points year over year. And margins increased significantly across all three of our reporting segments.
Global Business Services margin came in at 12.1%. This was an increase of 380 basis points year-over-year.
Our Global Infrastructure Services margin was 7.1%. And that expanded by 220 basis points over last year.
And our North American Public Sector business margin came in at 11.7%, and that improved by 40 basis points year over year.
Our EBIT margin was 7.9% and that was an increase of 230 basis points year over year. And EPS from continuing operations increased by 38% year over year to $0.98.
Free cash flow improved by 32% year over year to $324 million. And again, this improved financial performance I attribute primarily to our cost take-out efforts. And overall, we're actually very pleased with this continuing improvement in profitability, growing our EPS and growing our free cash flow.
The second message that I want to develop a little further is around the continuing early signs of a pickup in our commercial business. Commercial revenue was $2.3 billion in the quarter.
This was a sequential increase of 4%, and it's the first time in three quarters now that we have delivered sequential revenue growth in our commercial business.
Global Business Services revenue increased 6% sequentially with very positive contributions from our Consulting business, our Industry Software and Solutions unit, our Big Data and Applications business.
The Global Infrastructure Services business increased revenue by 3% sequentially with very strong performance from cyber and cloud. On a year-over-year basis, commercial cyber revenue increased by 140%. And our cloud revenue was up about 32%; so again, there is continued progress on some of those new offerings.
Commercial revenue declined by 3% on a comparable basis but as I said before, some of this, on a comparable basis, is masked by some of the actions that we are taking, like the repositioning of our Consulting business where we now are beginning to see some growth shifting from a pure license model to much more Business Process Services; continuing to defer revenue from NHS and some of our other healthcare clients around the world; and the continued restructuring of some of our GIS contracts and the passing along of some of those savings to our clients.
So again, when you step back and normalized some of those unique actions we're taking to improve the profitability of the business, the commercial revenue was up about 1% in constant currency.
Turning to bookings, the commercial bookings of $2.7 billion improved by $400 million year over year and $600 million sequentially. And the commercial book-to-bill was 1.2x, which was an improvement over our book-to-bill a year ago of 1.0x and our previous quarter of 1.0x.
In GBS, bookings of $2 billion in the quarter were up $700 million sequentially and $800 million year-over-year. And, the GBS book-to-bill improved to 1.8x from 1.0x in the prior year and 1.2x in the prior quarter.
And we really delivered the year-on-year bookings growth in Consulting of 92%; so again, early signs that repositioning of this Consulting business is showing some improvements in bookings.
Our Industry Software and Solutions were up 47%; our Apps business saw an increase in bookings of 40%; and there was a tenfold increase in our Business Process Services unit.
Bookings from Global Infrastructure Services of $700 million were down $400 million year over year, and they were down $100 million sequentially. So the GIS book-to-bill was 0.6x. This was down from 0.9x a year ago and down slightly over 0.7x in the prior quarter. GIS had benefited from three big contracts wins of over $100 million the prior year, while there were no contract wins in this quarter over $100 million. Again, this reflects a continuing trend that we are seeing to a larger number of smaller transactions.
And the GIS bookings under $100 million increased 58% year on year.
The GIS team is continuing to focus on launching and selling these next-generation offerings. The qualified pipeline has increased by about 20% year on year. And again, this increase is driven by our new offerings: our Next Generation Workplace, our Commercial Cloud, and our Storage-as-a-Service offerings. And, we are expecting to see the GIS book-to-bill improve as we exit the fourth quarter and into the next fiscal year.
As I have said before, CSC is participating in this broader industry trend of a greater number of smaller transactions. So commercial bookings across all our commercial businesses on contracts of $100 million or less increased by 43% in the third quarter versus a year ago and 30% sequentially. And, deals under $50 million increased by 59% year over year and 36% sequentially.

JANUARY 30, 2014 / 10:00PM GMT, CSC - Q3 2014 CSC Earnings Conference Call

So our momentum in these smaller contracts is important because typically these contracts do not require a long procurement process. And we often can convert to revenue more quickly and are often much more profitable and lead to larger opportunities in our account base.
If you look at this from a geographic perspective, we saw strong year-on-year improvements in our commercial bookings in the UK, the Nordics region, Central and Eastern Europe, and Asia.
We continue to re-architect our sales models so that we can be more responsive to these business opportunities, particularly the smaller transactions that are making up a greater share of our pipeline. So we're investing in building out our regional sales hubs, and now we're beginning to update our pricing model so that we can reflect the significant progress we've made in cost take-out, which I think will help make us more price competitive on these smaller transactions as we go forward.
So, our commercial revenue improvements in bookings growth in the quarter really underpin our outlook for continued sequential growth in commercial revenue as we exit FY14.
Regarding, the third point on assembling the assets in forming strategic partnerships to position us to lead in this next-generation IT services, we're continuing to see the shift in the IT marketplace as current and prospective clients are changing how they buy and consume IT services.
Clients are looking for greater operational agility from next-generation IT services. They're looking to benefit from the insights provided by mobility, social media, and Big Data analytics.
But at the same time, they continue to see significant cost reductions by migrating from traditional IT infrastructures to the cloud. And this creates a huge opportunity for CSC.
We're very aggressively assembling the assets and forming strategic partnerships that we need to become the leader in this space.
Just to highlight a couple things over the last several months, we've built a highly secure, highly flexible, private cloud infrastructure offering, BizCloud for our enterprise as well as our government clients. We entered into a global alliance with AT&T to merge CSC's cloud infrastructure, our specialized consulting and application expertise with AT&T's highly secure network and cloud infrastructure platform to help global businesses move more quickly to the cloud.
And as we said before, this alliance helps us to reduce our capital intensity and creates the global scale necessary to run modernized application workloads.
We also acquired one of the leading providers of enterprise cloud management software, ServiceMesh, to facilitate the orchestration of enterprise applications across multi-vendor hybrid clouds, including integrations with existing partners such as VMware and Microsoft. And ServiceMesh provides our clients with the advanced capabilities such as tiered service levels, different levels of security, self-service options, governance, policy, and real time monitoring. And in just a few short weeks, after closing this transaction, we're seeing tremendous client interest in ServiceMesh.
As you know, a couple weeks ago we announced the strategic partnership with HCL to create a world-class application modernization delivery network. We'll offer our commercial customers a global footprint of delivery capabilities for modernizing their legacy applications and moving them to the cloud.
AT&T is one of our first clients for this joint partnership, and HCL also is going to white label and resell CSC's BizCloud. Additionally, HCL and CSC announced they are going to jointly create a banking center of excellence to accelerate and expand our core banking and card services solutions by leveraging our global banking expertise, which includes CSC's Hogan and Celerity offerings. And we'll continue to assemble these assets to help with the longer-term of partnership that we announced with SAP around core banking.
And, today, we're announcing a definitive agreement with Amazon Web Services, the industry-leading provider of public cloud services. So we're going to be creating a cloud center of excellence using services from Amazon to accelerate the development of cloud solutions for enterprise and public sector customers.
The ServiceMesh cloud management platform will be used to catalog enterprise applications and orchestrate those applications to run across Amazon's AWS platform and CSC's Biz Cloud.
So as you can clearly see, CSC has really assembled some of the key building blocks necessary to lead in this next generation of IT services.
Now just quickly before I turn it over to Paul, from an NPS standpoint, NPS revenue of $990 million declined by 14% year over year. About 3 points of this decline can be attributed to the Federal Government shutdown, which occurred at the beginning of our third quarter.
The NPS bookings for NPS were around $600 million, and this was a book-to-bill of 0.6x. This result was consistent with the normal seasonal decline we experienced during the third quarter.
NPS margins of 11.7% were up 40 basis points year over year and, as I said earlier, continue to reflect our cost take-out actions that we executed against in the third quarter.
On prior earnings calls, we said that NPS margins would moderate in the second half of 2014 as we passed savings from fixed-priced contracts back to our clients. And that, you can clearly see in the sequential margin results in the NPS business.
We're hopeful that the US budget agreement will facilitate more rapid procurement decisions and remove some of the uncertainties that have clearly been affecting this business.
Finally, we are increasing our EPS target from a range of $3.50 to $3.70, to $3.80 to $3.90. We're targeting continued sequential growth in our commercial revenue for the fourth quarter, and we expect to show year-on-year revenue growth on a comparable basis as we exit the fiscal year.
For FY14, this translates to a slightly down commercial revenue on a comparable basis at constant currency. As we've said before, we're targeting NPS revenue to be down by the low double digits for the full year. We are increasing our free cash flow target from $550 million to approximately $600 million.

JANUARY 30, 2014 / 10:00PM GMT, CSC - Q3 2014 CSC Earnings Conference Call

In the quarter, we continue to return cash to our shareholders through a mix of dividends and share buybacks. During the quarter, we returned $150 million to shareholders or 105% of our net income.
So with that, I will now turn it over to Paul. And then we'll come back to answer any questions that you might have. Paul?

Paul Saleh - Computer Sciences Corp - CFO

Thank you, Mike, and good afternoon, everyone. I'll discuss our results for the quarter, and I will cover a few additional highlights.
Revenue was $3.2 billion in the quarter compared with $3.5 billion in the prior year. Last year's figure included $61 million from a divested IT staffing business. Adjusting for that, revenue decreased by 7% in constant currency, primarily due to the softness in our Federal business.
On a sequential basis, total revenue increased by 1%, led by growth in our commercial business. Operating income was $316 million, an increase of $56 million over the prior year. And our operating margin was 9.8% in the quarter, up from 7.4% last year.
Earnings before interest and taxes were $255 million, an increase of $58 million year over year. And our EBIT margins were 7.9%, up from 5.6% in the prior year.
Now, when you look at our income from continuing operations, those $151 million in the quarter compared with $114 million last year. EPS from continuing operations was $0.98 for the quarter, up 38% from $0.71 a year ago. Bookings were $3.3 billion [compared to $2.9 billion in] (corrected by company after the call) the prior year.
Now let's turn to the segment results.
Global Business Services accounted for 34% of total company revenue in the quarter. Our GBS revenue was $1.1 billion in the quarter, a decline of 4% in constant currency.
Now however, when you look at it, GBS revenue would have been flat when normalizing for certain actions we've taken and does include the repositioning of our Consulting business to higher-value offerings, the shifting from a licensing model to Business Process Services, and the deferral of revenue on NHS and other iSoft transactions under service accounting.
On a sequential basis, GBS revenues increased by 6%. Operating income, excluding a restructuring for GBS, was $141 million in the quarter; and margins were 12.7%, at high water mark for this segment. GBS bookings were $2 billion in the quarter for a book-to-bill ratio of 1.8x. And contracts under $100 million increased by 58% on a year-over-year basis. Year-to-date, GBS revenue was down 7% in constant currency. Our operating margin improved to 10.9%, and bookings were $4.5 billion.
Now let's turn to Global Infrastructure Services. This segment represented about 36% of our total revenue in the quarter. GIS revenue was $1.15 billion in the quarter, down 3% year over year in constant currency but up 3% sequentially.
Excluding restructuring, operating income was $86 million in the quarter compared with $63 million in the prior year. Our operating margin, excluding restructuring, was 7.5%, compared with 5.3% in the year ago period. GIS profitability was driven by continued improvement in our Focus Accounts and also were benefiting from our cost take-out actions.
Bookings in GIS for the quarter were [$700 million] (corrected by company after the call). On a year-to-date basis, revenue was down 3% in constant currency. Operating margins improved to 7.6%, and bookings were $2.4 billion.
Our North American Public Sector accounted for 30% of total revenue in the quarter. Revenue of $990 million, a decline of 14% in the quarter from the prior year. This reflects continued uncertainty in government spending. The impact of the Federal Government shutdown at the beginning of the quarter accounted for approximately 3 points of the revenue decline.
If you look at the operating income for this segment, operating income was $116 million in the quarter, and operating margins was 11.7%. We're clearly benefiting from continued cost control and better performance on fixed-priced contracts due to our lower cost structure.
But we still expect NPS margins to moderate from these levels as we pass along some of the cost savings to customers on cost-plus contracts.
NPS bookings were $600 million for the quarter.
Year-to-date revenue was down 12%, operating margins were 12.7%, and bookings were $3.4 billion including one large renewal in the second quarter.
Looking at other financial highlights for the quarter, free cash flow was $324 million for the quarter, up from $245 million in the prior year.
Last year's free cash flow included also $23 million from businesses which we subsequently divested. So our free cash flow performance was even stronger.
Year-to-date free cash flow was $401 million, and we are now targeting free cash flow to be approximately $600 million for the full year. And that's an increase from our previous target of $550 million.
CapEx and capital lease payments were $221 million in the quarter and $658 million year to date. And that represented 6.8% of revenue for both periods.
We continue to return more capital to our shareholders. In the quarter, we repurchased 2.4 million shares for approximately $125 million. We also paid $29 million in dividends. Total capital return to shareholders was $154 million in the quarter and $443 million year-to-date. So, we are returning close to 100% of net income to our shareholders in the form of buybacks and dividends.

JANUARY 30, 2014 / 10:00PM GMT, CSC - Q3 2014 CSC Earnings Conference Call

During the quarter, we raised $409 million of short-term debt; that's LIBOR plus 17 basis points. We paid down $250 million of a term-loan facility, which was maturing in 2016 with cash on hand. And we also funded $163 million towards the purchase of ServiceMesh.
Also during the quarter, we exchanged $40 million of 6.5% notes that were due in 2018 for $47 million of notes due in 2022. These exchanges are consistent with our strategy of smoothing out our debt maturities.
Cash on hand was $2.3 billion at the end of the quarter, and the Company's net debt-to-capital ratio was 8%.
Turning now to our cost take-out activities, we delivered approximately $120 million of cost savings in the quarter. We are clearly extracting greater savings from supply chain activities. We're continuing to benefit from the right sizing of our operations and the rebalancing of our mix of onshore and offshore resources.
Year to date, we've delivered approximately $415 million of cost savings; and we are currently trending towards the high end of our cost take-out range of $500 million to $550 million for the full year. We are reinvesting some of these cost savings in targeted areas. We're adding sales resources to expand our market coverage.
We're also investing to transform our financial and HR systems, and we continue to optimize our real estate portfolio.
Reinvestments were approximately $80 million for the quarter and $195 million year-to-date. So for the full year, we're still targeting reinvestments in the range of $300 million to $325 million.
So in closing, we had a solid quarter of margin expansion earnings and free cash flow growth. We're raising our EPS target to a range of $3.80 to $3.90, assuming an effective tax rate of 32%. That said, we continue to work on tax strategies to lower our effective tax rate.
We're targeting mid-single-digit decline in revenue for the full year with commercial revenues slightly down for the year but up year over year as we exit our fiscal year. We're also targeting NPS revenue to be down by low double digits for the full year.
And finally, our target for free cash flow for the year is approximately $600 million.
I will now turn the call back over to the operator for our Q&A session.

QUESTION AND ANSWER

Operator

Thank you.
(Operator Instructions)
Jason Kupferberg, Jefferies.

Jason Kupferberg - Jefferies & Company - Analyst

Just want to ask a question on the EPS guidance increase to make sure I have the pieces right because I understand that the revenue outlook is down ticking here a little bit. And I think you indicated that the expectations for the full year on cost take-out and on reinvestments are unchanged. I don't think there's any change in the tax rate outlook. So can you just give us the walk on the EPS guidance increase, which I guess is what, $0.20-ish or so plus at the midpoint?

Paul Saleh - Computer Sciences Corp - CFO

If you look at what we're targeting, we expect our commercial business to be up as we exit the year. So it will show a sequential increase in revenue. Our NPS business, if you take our target for the full year, we assume that it would be relatively flat.
And then, as I mentioned, our OI margin and our NPS business are expected to be moderating from the high level that we've seen in the third quarter, as we passed some of those savings to our customers on cost-plus contracts. So when you look at all of these things and you look also at some of the reinvestment that we are going to be making in restructuring, you will get to the midpoint or so of the range I was giving you - up to $3.80 to $3.90 for the full year.

Jason Kupferberg - Jefferies & Company - Analyst

Okay. I'll go back to those numbers. Maybe just a longer term question, it was I guess almost a year and half ago when we had the analyst meeting with you guys and you put some long term targets out there and, obviously, you've done a fantastic job on the margins and EPS side.

JANUARY 30, 2014 / 10:00PM GMT, CSC - Q3 2014 CSC Earnings Conference Call

I would think certainly ahead of where you expected to be at this point in time. Revenue is a bit of a different story. I know that there's obviously been divestitures in a tough end market in NPS, but at what point in time is it appropriate for us to get a refresh potentially on those longer term targets based on the progress that you've made so far?

Mike Lawrie - Computer Sciences Corp - CEO

I think that's a good question. I think as we exit this fiscal year and we get into our next fiscal year, it's going to be a good time to sit down and refresh that model; where we are and the progress that we're making with many of these new offerings and new partnerships.
As I said before, we're expecting to exit with some commercial growth out of this year and that's important. So we're starting to see some sequential growth in commercial business. That's good.
We expect to see some year-on-year growth as we exit the year. I want to see how the crossover is going between these new offerings and some of the businesses that we're beginning to bring down a little bit particularly on the infrastructure side. Though, I think as those trends become a little more apparent, because right now there really data points and not trends, then I think it's time to sit down get together and do the appropriate update to the model.

Jason Kupferberg - Jefferies & Company - Analyst

Okay. We'll look forward to that. Thanks, guys.

Operator

Ashwin Shirvaikar, Citi.

Ashwin Shirvaikar - Citigroup - Analyst

I guess the question I had was on bookings with GBS bookings obviously very good. Can you comment on the breakout of renewals versus new clients versus expansion of existing scope? Potentially I'm trying to get to how these bookings might flow into revenues. Which is obviously different for each component.

Mike Lawrie - Computer Sciences Corp - CEO

Yes. Well you saw a significant increase in the Consulting bookings. I forget the exact numbers. 90% some. Correct me if I'm wrong here.
Those typically convert into revenue a little more quickly. So I've mentioned many times we're repositioning our Consulting business with a little more than an industry focus and more geared towards the new offerings, particularly around infrastructure migration to the cloud, etc. So that business is showing some signs of improvement from a bookings standpoint and we should see that begin to come through on the revenue side.
The bookings in software and services, a lot of that is going into Business Process Services. That revenue gets recognized over a longer period of time and that's one of the downward pressures in GBS; license revenue, which gets spread over the course of the contract and most of those contracts are 3 to 5 years in duration.
NHS which we're doing very well - taking more trusts live - we've got good pipeline and we're closing more trusts, we're making money on NHS in the UK now. But again, that revenue is largely going on to the balance sheet. It's starting to come off as we take these trusts live, we then begin to prorate that revenue.
The Applications business, the Application maintenance business is a good business. Sort of flattish. But that does convert into revenue on a pro rata basis.
And now with this new partnership that we announced with HCL, we expect to see some benefit from that as we get into our next fiscal year. So across GBS it's somewhat mixed. Some new clients, particularly in Consulting convert into revenue more quickly.
We're going through a transition from a licensed model to more BPS. That gets translated over a period of time. And likewise with the Application business.
So Ashwin, does that get at your question?

Ashwin Shirvaikar - Citigroup - Analyst

It does. But to complete it, the relative size of these pieces would be helpful if you could remind us how big is Consulting relative to the NHS relative to Applications and so on.

7

JANUARY 30, 2014 / 10:00PM GMT, CSC - Q3 2014 CSC Earnings Conference Call

Mike Lawrie - Computer Sciences Corp - CEO

I think we have -- Paul, you may have exact numbers on --

Paul Saleh - Computer Sciences Corp - CFO

The Consulting business is about I would say $1.5 billion in size. If you think about it, Consulting and IS&S are relatively equal with Apps being a little bit larger within GBS. It's pretty even $1.5 billion and then IS&S business could be another $1.5 billion and then the rest would be in Apps.

Ashwin Shirvaikar - Citigroup - Analyst

Great. I guess the other question is with regards to NPS, recently some market speculation with regards to -- does it make sense to have NPS as a part of CSC? Does it make sense to split the two pieces? Any commentary towards that from a strategic standpoint?

Mike Lawrie - Computer Sciences Corp - CEO

That is all speculation. There are no plans to do anything with that business. We're trying to improve the performance of that business.

We're looking for that business to begin to recover a little bit as we get into next year. So as I've said before, we always have all options on the table but we're continuing to see significant cross-sell opportunities. I've said over and over again, examples exist particularly around cyber where the majority of our cyber business was in NPS.
And now we've taken that and leveraged that into the commercial market and we're seeing significant increase. I think it was 140% increase in revenue year on year in cyber. So we continue to see great cross-sell, 426, one of our Big Data companies that we purchased, same thing.
Fantastic performance particularly in the Department of Defense and now we're beginning to leverage that into the commercial sector -- so on the infrastructure side their announcement today with Amazon web services is going to be a tremendous boost to our efforts to begin to help the Federal government transition to next-generation infrastructure. So we continue to see a lot of cross-sell and cross-pollination across the two businesses.

Ashwin Shirvaikar - Citigroup - Analyst

Yes. Absolutely.
Good performance. Congratulations, guys.

Operator

Darrin Peller, Barclays.

Darrin Peller - Barclays Capital - Analyst

I was just looking at the restructuring numbers first. You saw that drop to about $11 million in the quarter.
At the same time, I know you guys were building pretty considerably on the sales force side. Especially with some key senior people, big hires, over the past couple quarters. And it looks like that might be having an impact at least on the bookings side in GBS. Now we're actually seeing them go to work and do some good things so are we reading that correctly?
Is that what's happening? Is restructuring down now because you're going through a lot of what you had to do or is that just timing right now and it will pick back up again?

Mike Lawrie - Computer Sciences Corp - CEO

It's really more timing. My guidance on restructuring has always been somewhere in the neighborhood of $30 million to $40 million a quarter. It has been less the last couple of quarters.

JANUARY 30, 2014 / 10:00PM GMT, CSC - Q3 2014 CSC Earnings Conference Call

It is one of the reasons why we have over achieved on the EPS line. The slowdown in some of the restructuring has been in Europe, particularly in Germany. There were some business contracts that we were trying to secure.
And we chose not to do some of that restructuring because that tends to get a fair amount of visibility with work councils and so on and so forth so we did elect to defer some of that. You'll see more of that in the fourth quarter. More of that as we get in to next year.
So that hasn't -- that is not going away. And you're right, we are beginning to see again early signs, particularly in the commercial business and specifically within GBS, of some improvement in the book-to-bills and the sales activity.
And I would attribute a great deal of that to some of the hires we've made. Not only in sales but also on the consulting side of the business.

Darrin Peller - Barclays Capital - Analyst

Okay. Any reason why that's not sustainable going forward? The $2 billion number is a big number obviously versus anytime I've seen in that segment for many quarters, but, obviously, the new strategy is in place now, what should we expect going forward?

Mike Lawrie - Computer Sciences Corp - CEO

I think what you can expect is we expect to see -- it's a little difficult to call this quarter by quarter because this is up and down a little lumpy but as we go into next year, yes, we are expecting to begin to show some growth in our commercial business. We still have downward pressure in the GIS business as we continue to restructure many of those contracts. There's still a fair amount of price take-downs every year. This year it was difficult because we didn't have a lot of new offerings coming on stream.

We do have many of those new offerings coming on stream. Storage-as-a service for example -- don't hold me exactly to this number but almost $1 billion in backlog. Some of that stuff begins to convert.
And then we put a whole series of partnerships in place such as HCL, which I think will provide some benefit in 2014 around application modernization. We've got a whole new generation of network offerings that will be coming to market around the AT&T partnership. The Amazon partnership today gives us a tremendous opportunity to go in and provide a hybrid cloud solution to commercial, as well as Public Sector clients so -- you're right, we've put all these things in place; completely redid our portfolio.
We're seeing some early signs here of some pickup and now I want to see that trend continue as we get into our next fiscal year. Our cost structure in pretty good shape. My God, we've taken a lot of cost out of this thing. That's what's driven the margins. We've got a lot of operating leverage built into the model. And as we begin to see some revenue growth, that should translate into continued improvement in the overall performance.

Darrin Peller - Barclays Capital - Analyst

Great. All right, guys. Thanks very much.

Operator

Bryan Keane, Deutsche Bank.

Bryan Keane - Deutsche Bank - Analyst

I wanted to ask about the revenue guidance or the change in the revenue guidance. What was the surprise that caused that change from last quarter on the top line?

Mike Lawrie - Computer Sciences Corp - CEO

Well, one, it's not that much of a change. I said we were going to exit this year with some growth in commercial, which we're going to do.
I do think I had sort of guided towards the low end of the range we've given before. I think that is going to materialize. A lot of that is the timings of some of the things that we have in the pipeline or have converted to sales.
So I don't look at it as that much of a change. I think the NPS business is roughly in the range that we thought. We're continuing to defer revenue, particularly around iSoft and the NHS.

JANUARY 30, 2014 / 10:00PM GMT, CSC - Q3 2014 CSC Earnings Conference Call

So when you add those things up, I think with 90 days or less than 90 days to go, that bias towards the lower end of the commercial -- full-year revenue is going to eventuate as we see it.

Bryan Keane - Deutsche Bank - Analyst

That's helpful. And then, Paul, maybe just your thoughts on the GIS margins? We came in at 7.1% which is a big improvement from year over year but down sequentially.
What should we expect for GIS? Is that about the right number going forward for margins?

Paul Saleh - Computer Sciences Corp - CFO

The margins should improve actually. The third quarter is typically a low margin quarter for that. And so I would expect it to benefit again from some of the cost actions that we are taking.

Bryan Keane - Deutsche Bank - Analyst

I'll sneak one last one in. What about GBS margins going forward? Are those sustainable in the 12 level?

Paul Saleh - Computer Sciences Corp - CFO

Right now I think that's what we're planning on. We made significant progress on a sequential basis in that business and so if you were to look at it and you were to exclude restructuring I think this is a good level.

Bryan Keane - Deutsche Bank - Analyst

Okay. Super. Thanks so much.

Operator

James Friedman, Susquehanna.

James Friedman - Susquehanna Financial Group - Analyst

My first questions -- I have two and I'll ask them up front. Mike, first I was going to ask about your perception of the competitive position of the company, especially as you're showing some of the targeted more modernized services. Are you attracting the right sales folks for that assignment?
And then the second question, Paul, is more numbers related. In terms of tax, I know that you had had some objectives in that regard to maximize the tax structure.
If you could give us an update in that respect? Thank you.

Mike Lawrie - Computer Sciences Corp - CEO

Let me answer, James, the first question on sales. Yes. We're attracting the skills that we think we need in some of these new offering areas, but it's not just sales.
Sales is an important part, but the real issue is the delivery capability. And that's one of the reasons that has driven us in the direction of the partnerships. So yes, we've been able to attract some great sales people for application modernization.
There's tremendous interest on the part of our clients and tremendous support and interest from our partners, as well. But at the end of the day, delivery here is absolutely critical. We are growing as fast as we possibly can and that's again what these partnerships were all about.
We've got a lot of great technical skills in the company now. And we need to add even more skills as we roll out these offerings into the marketplace.

JANUARY 30, 2014 / 10:00PM GMT, CSC - Q3 2014 CSC Earnings Conference Call

With our new workplace offering for example, we're beginning to scale up now. We've installed some of this in client zero. Client zero is CSC, by the way. We typically eat our own dog food so we launched these offerings in CSC so we learn from it before we take it out to clients.
So we're beginning to understand what will be the people requirement behind selling this offering. We know we've got great pent-up demand for it and we know we've got the sales capacity for that but the real issue is the delivery capacity. So that's what we have been focused on - building the technical skills and building the leverage delivery skills. That's one of the reasons that we aggressively put some of these partnerships in place to help us get that done.

Paul Saleh - Computer Sciences Corp - CFO

From the tax perspective, obviously for this year, we're assuming 32%. As I mentioned, we're working on strategies to reduce that longer term when we look at our tax rate versus some of our peers. We believe that there's an opportunity to rethink the mix of our global income looking at appropriate transfer pricing and certainly making sure that our income reflects where the value is being created in our company.
And so that takes a little bit of time. However, we have a few ideas that we are just really vetting as we speak, and hopefully they will translate into a lower tax rate as we go forward.

Bryan Keane - Deutsche Bank - Analyst

Thank you. Good job, guys.

Operator

Joseph Foresi, Janney Capital Markets.

Joseph Foresi - Janney Montgomery Scott - Analyst

My first question here is just around your need for capabilities on the outsourcing front. Can you give us some idea of what you think you maybe left on the table from a demand perspective because you didn't have those capabilities? And how you think this is going to help you increase your ability to compete on those deals?

Mike Lawrie - Computer Sciences Corp - CEO

Yes. That's a very good question. Listen, we have left a lot on the table.
So let me just be very clear about that. And we've left a lot on the table for a couple of reasons. One, we were uncomfortable bidding some of these deals until we felt that we had a repeatable processes in place to be able to deliver against those infrastructure deals.
When I got to this company we had so many bad contracts and we dug our way out of that. We're down to really a handful that we still have some work to do on. And I wanted to make sure we had some repeatable processes in place.
Let me explain to you what I mean. Things like to due diligence. Things like project management skills and program management skills. A laser focus on our delivery capability. So -- we were losing a lot of money just in the transition. I tell you, on a 10 year contract, you can blow a 10 year contract in 90 days if you don't handle the transition right.
And so one, I was very careful about where we've been. We lost some big deals that we really went after. I think I mentioned the Allianz deal when we lost to IBM.
So we were cautious in how we bid some of those things. But the key word was discipline. Because I didn't want to go sell a lot of stuff and then just re-create the problem that was created over a period of five years in CSC. That's point one.
Point two is we weren't cost competitive. No question about it.
So we had outdated pricing models. Paul, correct me if I'm wrong but I don't think we had updated our pricing models for 10 years. 10 years. I mean oh, my god. You've got to be kidding me.
When we did some of these bids we had -- I don't want to talk about it. It drives me crazy.
But hundreds of pricing models to come to a bid. That's all being streamlined.

JANUARY 30, 2014 / 10:00PM GMT, CSC - Q3 2014 CSC Earnings Conference Call

So we've taken a lot of costs out and Paul and I have gotten involved with some of these bids ourselves to make sure we understand the costs, we understand what we can price, what we can't price and we're beginning -- our confidence is beginning to grow that we can now bid more aggressively and we've got the discipline in place and we've got the ability to do the due diligence to grow these things.
We over engineered a lot of these solutions. I think everyone on this call knows that everything was highly customized in CSC and we're making a dramatic shift to more standardized offerings, so we were probably 20% standard 80% custom. We want to move to more like 80% standard and 20% custom. And all those disciplines are now being put in place. These new offerings are starting to come online.
And we'll see. So we're confident but I want to see it and you want to see it. So we're at the tipping point here to be able to respond faster and more aggressively to some of these opportunities.

Joseph Foresi - Janney Montgomery Scott - Analyst

Okay. And then the last one for me, on the new pipeline or on the pipeline growth, can you give us some idea of what the consistency is in that in the new deals that you're bringing? It sounds like the ones coming in are obviously more profitable than before but are they larger or smaller?
And how should we think about the realization on that pipeline? And how you feel about it now that it is starting to actually grow?

Mike Lawrie - Computer Sciences Corp - CEO

So the answer that I give is these statistics. The under $100 million deals show a big increase; under $50 million also a big increase.
Under $5 million, there is a significant increase. We don't even include the under $5 million in backlog reporting. So we're seeing really significant growth.
But the big growth is under the $100 million level and the big decline is in the deals over $100 million. This is very consistent with an industry that's beginning to shift and experiment and try new things. I'll give you an example.
I'm not going to name the client but the first deal we did was $600,000. $600,000. By the way this is a Fortune 500 company.

$600,000. And over a period of six months, that progressed to another order for $22 million. What we're seeing is a lot of smaller deals getting started with cloud, getting started with application modernization, getting started with a consulting engagement.
What we've done now is link these offerings together. So when we go into the consulting deal that sells an application modernization or it still sells Storage-as-a-Service or its sells a cloud opportunity. That's the cross-sell that we're trying to build into our sales process.
So I view that as very good news. We're seeing more smaller transactions. We've got a pretty good win rate on those smaller transactions and we're beginning to see repeat business and bigger deals that emanate from those smaller deals.
And with the acquisition of ServiceMesh, we now have a strategy to be able to link our infrastructure business with our application modernization business. So all in all, good early signs.

Joseph Foresi - Janney Montgomery Scott - Analyst

Great. Thank you.

Operator

Avishai Kantor, Cowen and Company.

Avishai Kantor - Cowen and Company - Analyst

Hi, couple of questions. The first one is on free cash flow. Do you see getting closer to the $1 billion free cash flow level which was a level before the NHS blowout?

Paul Saleh - Computer Sciences Corp - CFO

JANUARY 30, 2014 / 10:00PM GMT, CSC - Q3 2014 CSC Earnings Conference Call

I think let's take it one step at a time. For this year we're increasing our free cash flow from $550 million to $600 million. Longer run we said that our objective was to reduce our capital intensity by just leveraging again utility-based models and partners such as AT&T and others.
And going up the value chain as that translates into higher net income, obviously, cash will flow to the bottom line.

Mike Lawrie - Computer Sciences Corp - CEO

And we're also generating $600 million of free cash flow or approximately $600 million free cash flow on a much reduced revenue chassis too. Because as we divested a lot of these businesses and restructured a lot of these contracts, we quite purposely right sized the company not only from a cost standpoint but from a revenue standpoint. So when you start comparing $600 million against the revenue chassis we're on now versus $1 billion against the other, there's certainly room to grow.
Don't misunderstand me. We will continue to grow but it's not on a comparable basis but it's not as far off as you might think.

Avishai Kantor - Cowen and Company - Analyst

Sure. And can you give a brief update on the India operation following recent senior hirings?

Mike Lawrie - Computer Sciences Corp - CEO

Yes. India is absolutely critical to us. The first two delivery centers that we announced with HCL are going to be in Bangalore and Chennai, we have 23,000 to 24,000 people there.
Many of our new offerings are being built in India. So I wanted to get really a world class executive team on the ground over there. Because we're going to invest more.
And it's important that as we make those investments, we've got a team that we've got a great deal of confidence in. So India's critical going forward. And we wanted to get the right team in place that could attract future talent and that we had utmost confidence in as we continue to invest.

Avishai Kantor - Cowen and Company - Analyst

Great. Thank you very much.

Steve Virostek - Computer Sciences Corp - Acting Head of IR

Operator, I think that wraps it up for our third-quarter 2014 earnings call. Thank you, everyone for participating.

Operator

Thank you. That does conclude today's conference. We do thank you for your participation today.